Exhibit 10.2

As a result of the expiration of the employment agreement in 2011, Mr. Altieri currently serves as President and Chief Executive Officer of Carrollton Bancorp and Carrollton Bank (the “Bank”) on at-will basis.  Under the terms of his current employment arrangement, Mr. Altieri is entitled to an annual base salary currently set at $222,300, a bonus in an amount as determined by the Compensation Committee of the Board of Directors and the Board of Directors, and to participate in all employee benefit plans and arrangements as offered by the Bank to all employees and officers and to use of a Bank-owned car.